Exhibit 99

TITAN ESTABLISHES GOALS FOR 2007

QUINCY, Ill. - August 10, 2006 - With the acquisition of two tire manufacturing facilities in 2006, Titan International, Inc. (NYSE: TWI) plans to build on its growth for 2007 and integrate its subsidiaries.
    This year, Titan acquired Goodyear’s North American farm tire manufacturing facility in Freeport, Illinois, and Continental Tire North America, Inc.’s off-the-road (OTR) facility in Bryan, Ohio. Yearly estimated sales for the facilities, $215 million and $125 million, respectively, will add a combined $340 million in sales for Titan. Compared to Titan’s year-end 2005 of $470 million in sales, growth yields more than 70 percent in eight months.
    Over the next 18 months, Titan will reorganize the Freeport and Bryan facilities to obtain maximum synergies. The Titan Tire Corporation facilities in Des Moines, Iowa, and Freeport will gain added sales volume through the addition of the Bryan facility in order to expand Titan’s new OTR mining business.
    “For 2006, I have set management objectives for my staff at $720-735 million in sales and an EBITDA (earnings before interest, taxes, depreciation and amortization) range of $75-80 million,” said Titan Chairman and CEO Maurice Taylor Jr. “Looking ahead to 2007, I have increased management objectives to $800-825 million and an EBITDA range of $105-115 million.”
    Agriculture, Titan’s largest market, has been down in the first half of 2006. With the Bryan acquisition, Titan will sell General-branded large mining tires paired with Titan wheels.
    “Though we’ve seen a dip in the ag market, I think large farm tractor demand will start to pick up in 2007, once everyone sees that corn harvest will not keep up with the demand of new ethanol factories,” said Taylor.
    Titan also expects that end users who previously relied on inexpensive tires imported to North America will realize the relationship of quality and cost.
    “Once original equipment manufacturers understand that they lose market share with no-name brand tires on their equipment, Titan will continue to pick up business,” said Taylor. “We also offer the largest dealer network in North America, with the combination of Goodyear, Titan and Continental/General brands.”
    Titan purchased the Bryan tire facility for $41.4 million in property, plant and equipment, and approximately $11.5 million for inventory. Titan currently has excess capacity and has the possibility to increase the output volume of OTR tires by a minimum of 30 percent over the next 12 months.
    The total budgeted capital has not been spent for 2006, and Titan will be placing orders for approximately $8 million in new equipment for 2007 delivery. The company anticipates moving a large portion, $10-12 million, of its idled assets to its tire factories. Titan will continue to push for the disposal of remaining idled assets.
    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2005.
    Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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